Exhibit 99.1

       NOTIFY TECHNOLOGY NAMES DAVID KVEDERIS AS A DIRECTOR OF THE COMPANY

    SAN JOSE, Calif., Feb. 11 /PRNewswire-FirstCall/ - Notify Technology Corporation (OTC: NTFY), a leading provider of mobility solutions, today announced that David F. Kvederis has been named a director of the Company.

    Mr. Kvederis was named director to fill the vacancy left by a departing director. Mr. Kvederis is the founder of BankServ, where he has served as president and CEO since 1996. Before his 15-year association with Wells Fargo (1982 to 1996), Kvederis served six years with Mellon Bank in Pittsburgh and six years with Continental Illinois Bank in Chicago. A native of Pittsburgh, Pa., Mr. Kvederis holds an MBA from the University of Chicago.

    "We are excited to have Mr. Kvederis join Notify as a Board member," said Paul DePond, President and CEO of Notify Technology. "David brings the management and business experience of developing and growing an emerging company like Notify."

    About Notify Technology Corporation
    Founded in 1994, Notify Technology Corporation is an innovative communications company offering wireless and wireline products and services. Notify Technology is the leading provider of mobile wireless enterprise solutions for Novell GroupWise and IMAP4 organizations providing services for Over-The-Air synchronization, access and management of email and PIM (contacts, calendar, tasks) independent of device and network. Notify sells its wireless products direct and value added resellers. The company is headquartered in San Jose, Calif. For more information, visit www.notifycorp.com or contact 408-777-7920.

     Media Contacts:
     Edward Torro
     Notify Technology Corporation
     Tel: 408-777-7929
     etoro@notifycorp.com

SOURCE  Notify Technology Corporation
    -0-                             02/11/2005
    /CONTACT: Edward Torro of Notify Technology Corporation, +1-408-777-7929, or etoro@notifycorp.com/
    /Web site:  http://www.notifycorp.com /
-